Jack Henry & Associates, Inc.	Kevin D. Williams
Press Release	Chief Financial Officer
(417) 235-6652

FOR IMMEDIATE RELEASE

Jack Henry & Associates, Inc. Reports Second Quarter Fiscal 2020 Results

•Year-to-date summary:
◦GAAP revenue increased 10% and operating income increased 11% for the six months ended December 31, 2019.
◦Non-GAAP adjusted revenue increased 9% and adjusted operating income increased 8% for the six months ended December 31, 2019.
◦GAAP EPS was $2.10 and $1.96 per diluted share for the six months ended December 31, 2019 and 2018, respectively.

•Second quarter summary:
◦GAAP revenue increased 9% and operating income increased 6% for the quarter.
◦Non-GAAP adjusted revenue increased 8% and adjusted operating income increased 6% for the quarter.
◦GAAP EPS was $0.94 per diluted share for the quarter, compared to $0.88 in the prior year quarter.

Monett, MO, February 4, 2020 - Jack Henry & Associates, Inc. (NASDAQ: JKHY), a leading provider of technology solutions and payment processing services primarily for the financial services industry, today announced results for the second quarter of fiscal 2020.
GAAP Results for the Quarter
Revenue for the quarter ended December 31, 2019 increased to $419.1 million, which is 9% growth over the second quarter of fiscal 2019. Operating income increased 6% to $93.7 million and net income increased 6% to $72.1 million, or $0.94 per diluted share, compared to the second quarter of fiscal 2019. The increase in operating income was driven by organic growth in both our services and support and processing lines of revenue and higher deconversion fees quarter over quarter. The increase in net income is primarily attributable to the growth in both our lines of revenue and higher deconversion fees discussed above.
For the six months ended December 31, 2019, revenue increased to $857.1 million, which is 10% growth over the six months ended December 31, 2018. Operating income increased 11% over the prior year-to-date period to $211.9 million. Net income totaled $161.5 million, or $2.10 per diluted share, an increase of 6% compared to the six months ended December 31, 2018. The increase in operating income was driven by organic growth in both our services and support and processing lines of revenue and higher deconversion fees in the year-to-date period over the prior year-to-date period. The increase in net income is primarily attributable to the growth in both our lines of revenue and higher deconversion fees discussed above, partially offset by the increase in effective tax rate compared to the prior-year period.
Non-GAAP Results for the Quarter
For the quarter ended December 31, 2019, adjusted revenue increased 8% to $409.4 million and adjusted operating income increased 6% to $86.7 million, compared to the prior-year quarter.
For the six months ended December 31, 2019, adjusted revenue increased 9% to $830.1 million and adjusted operating income increased 8% to $191.2 million compared to the six months ended December 31, 2018 (see Non-GAAP Impact of Deconversion Fees and Acquisitions on page 4).

According to David Foss, President and CEO, “We are very pleased to report another quarter of strong revenue, operating income and net income growth. We continue to see very strong demand for Jack Henry technology solutions in the markets we serve and our sales teams had another outstanding quarter. We are now half way through the fiscal year and sales bookings are 18% ahead of where we were at this time during last year’s record sales year. I would like to thank all of our associates for their continued commitment to our customers and their ongoing success.”

Operating Results
Revenue, operating expenses, operating income, and net income for the three and six months ended December 31, 2019, as compared to the three and six months ended December 31, 2018, were as follows:

JKHY Reports Second Quarter Fiscal 2020 Results
February 4, 2020

Revenue (Unaudited)
(In Thousands)	Three Months Ended December 31,		% Change	Six Months Ended December 31,		% Change
	2019	2018		2019	2018
Revenue
Services & Support	$255,204	$237,322	8%	$534,012	$483,890	10%
Percentage of Total Revenue	61%	61%		62%	62%
Processing	163,915	148,953	10%	323,112	294,928	10%
Percentage of Total Revenue	39%	39%		38%	38%
Total Revenue	419,119	386,275	9%	$857,124	$778,818	10%

•Total revenue increased 9% for the second quarter of fiscal 2020 compared to the same period last year. The increased revenue in the services and support line for the second quarter of fiscal 2020 was primarily driven by the growth in data processing and hosting fees, as well as increased implementation fees primarily related to our private cloud offerings and consulting fee revenue, quarter over quarter. The increase in processing revenue was mainly driven by increased transaction volumes within card processing and remittance fees within processing revenue. Deconversion fees, which are included within services and support, increased $1.1 million compared to the second quarter of the prior year. Excluding deconversion fees from both periods, and revenue from the fiscal 2020 acquisition, total adjusted revenue increased 8% for the second quarter of fiscal 2020 compared to the same quarter of fiscal 2019.
•Total revenue increased 10% for the six months ended December 31, 2019 compared to the same period last year. For the six months ended December 31, 2019, deconversion fees increased $8.1 million compared to the prior year-to-date period. Excluding deconversion fees from both periods and revenue from the fiscal 2020 acquisition, total adjusted revenue increased 9%. The increase in the services and support line was primarily driven by the growth in data processing and hosting fees, as well as increased software usage, hardware revenue, consulting fee revenue, and implementation fees primarily related to our private cloud offerings when compared to the prior year-to-date period . All components of processing revenue increased for the year-to-date period.
•For the second quarter of fiscal 2020, core segment revenue increased 7% to $138.4 million from $129.7 million in the second quarter of fiscal 2019. Payments segment revenue increased 10% to $152.0 million, from $138.0 million in the same quarter last year. Revenue from the complementary segment increased 10% to $113.5 million in the second quarter of fiscal 2020 from $103.3 million in the same quarter of fiscal 2019. Revenue in the corporate and other segment remained consistent at $15.2 million, compared to $15.3 million for the second quarter of fiscal 2019.
•For the six months ended December 31, 2019, revenue in the core segment increased 9% to $294.3 million, compared to $268.9 million for the six months ended December 31, 2018. Payments segment revenue increased 11% to $301.8 million from $272.2 million for the prior year-to-date period. Complementary segment revenue increased 10% to $230.7 million, up from $209.0 million in the prior year-to-date period. Revenue from the corporate and other segment increased 6% to $30.4 million for the six months ended December 31, 2019 from $28.8 million for the six months ended December 31, 2018.

Operating Expenses and Operating Income

(Unaudited, In Thousands)	Three Months Ended December 31,		% Change	Six Months Ended December 31,		% Change
	2019	2018		2019	2018
Cost of Revenue	$249,267	$227,284	10%	$495,058	$447,396	11%
Percentage of Total Revenue	59%	59%		58%	57%
Research and Development	27,187	23,990	13%	51,778	48,016	8%
Percentage of Total Revenue	6%	6%		6%	6%
Selling, General, & Administrative	48,961	46,797	5%	98,396	91,979	7%
Percentage of Total Revenue	12%	12%		11%	12%
Total Operating Expenses	325,415	298,071	9%	645,232	587,391	10%
Operating Income	$93,704	$88,204	6%	$211,892	$191,427	11%
Operating Margin	22%	23%		25%	25%

JKHY Reports Second Quarter Fiscal 2020 Results
February 4, 2020

•Cost of revenue increased 10% for the second quarter of fiscal 2020 compared to the second quarter of fiscal 2019, but remained consistent as a percentage of revenue. Excluding costs related to deconversions and the fiscal 2020 acquisition, the adjusted cost of revenue increase was 9%. The increase was primarily due to higher costs associated with our card processing platform and higher personnel costs.
•For the six months ended December 31, 2019, cost of revenue increased 11% compared to the equivalent period of the prior year, and increased 1% as a percentage of revenue. Excluding costs related to deconversions and the fiscal 2020 acquisition, adjusted cost of revenue increased 10%. The increase was primarily due to higher costs associated with our card processing platform, increases in related revenue, and higher personnel costs.
•Research and development expense increased 13% for the second quarter and 8% for the year-to-date period of fiscal 2020. This increase was primarily due to increased personnel costs. Headcount increased 4% at December 31, 2019 compared to a year ago. The quarter and year-to-date research and development expense remained consistent with the prior year quarter and year-to-date period as a percentage of total revenue.
•Selling, general, and administrative expense for both the second quarter and year-to-date period of fiscal 2020 increased mainly due to increased personnel costs primarily due to a 2% increase in headcount over the prior-year period and pay raises during the trailing twelve-month period. Selling, general, and administrative expense for the quarter remained consistent with the prior-year quarter as a percentage of total revenue. Selling, general, and administrative expense for the year-to-date period decreased 1% as a percentage of total revenue compared to the prior-year period due to ongoing cost control efforts.
•For the second quarter of fiscal 2020, operating income increased 6% to $93.7 million, which is 22% of revenue, compared to $88.2 million, which was 23% of revenue in the second quarter of fiscal 2019. For the year-to-date period, operating income increased 11% to $211.9 million, which is 25% of revenue, compared to operating income of $191.4 million, which was 25% of revenue, for the six months ended December 31, 2018.

Net Income

(Unaudited, In Thousands, Except Per Share Data)	Three Months Ended December 31,		% Change	Six Months Ended December 31,		% Change
	2019	2018		2019	2018
Income Before Income Taxes	$93,894	$88,308	6%	$212,433	$191,674	11%
Provision for Income Taxes	21,796	20,219	8%	50,965	40,034	27%
Net Income	$72,098	$68,089	6%	$161,468	$151,640	6%
Diluted earnings per share	$0.94	$0.88	7%	$2.10	$1.96	7%

•Provision for income taxes increased in the second quarter, with an effective tax rate at 23.2% of income before income taxes, compared to 22.9% for the same quarter of the prior year. The increase in the effective tax rate in the second quarter of fiscal 2020 was primarily due to the change in the impact of share-based compensation quarter-over-quarter.
•For the six months ended December 31, 2019, provision for income taxes increased, with an effective tax rate at 24.0% of income before income taxes, compared to 20.9% for the same period last year. The increase to the Company's tax rate was primarily due to the difference in impact of stock-based compensation. A significant excess tax benefit was recognized in the first six months of the prior fiscal year from stock-based compensation. The stock-based compensation has not resulted in the same level of tax benefit during the same period of the current fiscal year.

According to Kevin Williams, CFO and Treasurer, “We continue to have good revenue growth, with the primary drivers being our Outsourcing in our private cloud and debit and credit card processing. In fact, every component of revenue was up for the quarter compared to last year except license and related maintenance revenue. Which the decrease in license is primarily due to almost all new core customers electing to be processed in our private cloud and many of our existing on-premise customers continuing to elect to make the move to our private cloud for all their back-office processing. Sixty percent of our core customers are now processed in our private cloud. Our operating margins are showing the impact of the additional costs related to the migration of our debit card customers to the new processing platform which is still on schedule, and our effective tax rate is in line with previous guidance provided.”

JKHY Reports Second Quarter Fiscal 2020 Results
February 4, 2020

Non-GAAP Impact of Deconversion Fees and Acquisitions
The table below shows our revenue and operating income (in thousands) for the three and six months ended December 31, 2019 compared to the prior year period, excluding the impacts of deconversion fees and the fiscal 2020 acquisition.

(Unaudited, In Thousands)	Three Months Ended December 31,		% Change	Six Months Ended December 31,		% Change
	2019	2018		2019	2018

Reported Revenue (GAAP)	$419,119	$386,275	9%	$857,124	$778,818	10%

Adjustments:
Deconversion fees	(7,716)	(6,611)		(22,602)	(14,494)
Revenue from fiscal 2020 acquisition	(2,040)	—		(4,432)	—

Non-GAAP Adjusted Revenue	$409,363	$379,664	8%	$830,090	$764,324	9%
.

Reported Operating Income (GAAP)	$93,704	$88,204	6%	$211,892	$191,427	11%

Adjustments:
Deconversion fees	(6,798)	(6,342)		(20,449)	(14,026)
Operating (income)/ loss from fiscal 2020 acquisition	(187)	—		(237)	—

Non-GAAP Adjusted Operating Income	$86,719	$81,862	6%	$191,206	$177,401	8%

The tables below show the segment break-out of revenue and cost of revenue for each period presented, as adjusted for the items above, and include a reconciliation to non-GAAP adjusted operating income presented above.

(Unaudited, In Thousands)	Three Months Ended December 31, 2019
	Core	Payments	Complementary	Corporate & Other	Total
Revenue	$138,369	$152,044	$113,484	$15,222	$419,119
Deconversion Fees	(3,629)	(2,065)	(1,987)	(35)	(7,716)
Revenue from fiscal 2020 acquisition	—	—	(2,040)	—	(2,040)
Non-GAAP Adjusted Revenue	134,740	149,979	109,457	15,187	409,363

Cost of Revenue	61,243	79,135	48,019	60,870	249,267
Non-GAAP Adjustments	(377)	(56)	(1,081)	(47)	(1,561)
Non-GAAP Adjusted Cost of Revenue	60,866	79,079	46,938	60,823	247,706
Non- GAAP Adjusted Segment Income	$73,874	$70,900	$62,519	$(45,636)

Research & Development					27,187
Selling, General, & Administrative					48,961
Other Non-GAAP Adjustments					(1,210)
Non-GAAP Total Adjusted Operating Expenses					322,644
Non-GAAP Adjusted Operating Income					$86,719

JKHY Reports Second Quarter Fiscal 2020 Results
February 4, 2020

(Unaudited, In Thousands)	Three Months Ended December 31, 2018
	Core	Payments	Complementary	Corporate & Other	Total
Revenue	$129,729	$138,019	$103,250	$15,277	$386,275
Deconversion Fees	(2,744)	(2,274)	(1,587)	(6)	(6,611)
Non-GAAP Adjusted Revenue	126,985	135,745	101,663	15,271	379,664

Cost of Revenue	60,288	65,100	44,167	57,729	227,284
Non-GAAP Adjustments	(52)	(31)	(82)	(104)	(269)
Non-GAAP Adjusted Cost of Revenue	60,236	65,069	44,085	57,625	227,015
Non- GAAP Adjusted Segment Income	$66,749	$70,676	$57,578	$(42,354)

Research & Development					23,990
Selling, General, & Administrative					46,797
Other Non-GAAP Adjustments					—
Non-GAAP Total Adjusted Operating Expenses					297,802
Non-GAAP Adjusted Operating Income					$81,862

(Unaudited, In Thousands)	Six Months Ended December 31, 2019
	Core	Payments	Complementary	Corporate & Other	Total
Revenue	$294,265	$301,791	$230,679	$30,389	$857,124
Deconversion Fees	(10,762)	(7,036)	(4,754)	(50)	(22,602)
Revenue from fiscal 2020 acquisition	—	—	(4,432)	—	(4,432)
Non-GAAP Adjusted Revenue	283,503	294,755	221,493	30,339	830,090

Cost of Revenue	124,549	155,759	94,693	120,057	495,058
Non-GAAP Adjustments	(1,130)	(153)	(2,561)	(120)	(3,964)
Non-GAAP Adjusted Cost of Revenue	123,419	155,606	92,132	119,937	491,094
Non- GAAP Adjusted Segment Income	$160,084	$139,149	$129,361	$(89,598)

Research & Development					51,778
Selling, General, & Administrative					98,396
Other Non-GAAP Adjustments					(2,384)
Non-GAAP Total Adjusted Operating Expenses					638,884
Non-GAAP Adjusted Operating Income					$191,206

JKHY Reports Second Quarter Fiscal 2020 Results
February 4, 2020

(Unaudited, In Thousands)	Six Months Ended December 31, 2018
	Core	Payments	Complementary	Corporate & Other	Total
Revenue	$268,884	$272,216	$208,955	$28,763	$778,818
Deconversion Fees	(6,729)	(4,347)	(3,379)	(39)	(14,494)
Non-GAAP Adjusted Revenue	262,155	267,869	205,576	28,724	764,324

Cost of Revenue	119,504	130,807	85,998	111,087	447,396
Non-GAAP Adjustments	(54)	(44)	(82)	(288)	(468)
Non-GAAP Adjusted Cost of Revenue	119,450	130,763	85,916	110,799	446,928
Non- GAAP Adjusted Segment Income	$142,705	$137,106	$119,660	$(82,075)

Research & Development					48,016
Selling, General, & Administrative					91,979
Non-GAAP Total Adjusted Operating Expenses					586,923
Non-GAAP Adjusted Operating Income					$177,401

Balance Sheet and Cash Flow Review
•At December 31, 2019, cash and cash equivalents increased to $72.5 million from $26.2 million at December 31, 2018.
•Trade receivables totaled $204.7 million at December 31, 2019 compared to $184.7 million at December 31, 2018.
•The company had no borrowings at December 31, 2019 or at December 31, 2018.
•Total deferred revenue increased to $277.0 million at December 31, 2019, compared to $255.6 million a year ago.
•Stockholders' equity increased to $1,486.7 million at December 31, 2019, compared to $1,392.0 million a year ago.
Cash provided by operations totaled $215.0 million in the six months ended December 31, 2019 compared to $192.0 million for the same period last year. The following table summarizes net cash (in thousands) from operating activities:

(Unaudited, In Thousands)	Six Months Ended December 31,
	2019	2018
Net income	$161,468	$151,640
Depreciation	25,364	22,470
Amortization	58,873	56,146
Change in deferred income taxes	4,134	1,256
Other non-cash expenses	6,895	5,124
Change in receivables	106,782	113,563
Change in deferred revenue	(117,489)	(115,014)
Change in other assets and liabilities	(31,014)	(43,141)
Net cash provided by operating activities	$215,013	$192,044

JKHY Reports Second Quarter Fiscal 2020 Results
February 4, 2020

Cash used in investing activities for the six months ended December 31, 2019 totaled $125.4 million, compared to $109.7 million for the same period last year and included the following:

(Unaudited, In Thousands)	Six Months Ended December 31,
	2019	2018
Payment for acquisitions, net of cash acquired	$(30,376)	$(19,981)
Capital expenditures	(30,758)	(32,968)
Proceeds from the sale of assets	326	76
Purchased software	(5,551)	(2,694)
Computer software developed	(57,886)	(54,086)
Purchase of investments	(1,150)	—
Net cash from investing activities	$(125,395)	$(109,653)
•On July 1, 2019, the Company acquired all of the equity interest of Geezeo for $30,376, net of cash acquired. Geezeo is a Boston-based provider of retail and business digital financial management solutions.
Financing activities used cash of $110.7 million in the six months ended December 31, 2019 and $87.7 million in the same period last year and included the following:

(Unaudited, In Thousands)	Six Months Ended December 31,
	2019	2018
Purchase of treasury stock	$(51,210)	$(21,276)
Dividends paid	(61,502)	(57,104)
Net cash from issuance of stock and tax related to stock-based compensation	1,979	(9,295)
Net cash from financing activities	$(110,733)	$(87,675)

Use of Non-GAAP Financial Information
Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting in the United States. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, we have provided certain non-GAAP financial measures, including adjusted revenue, adjusted operating income, adjusted segment income, adjusted cost of revenue, and adjusted operating expenses.
We believe non-GAAP financial measures help investors better understand the underlying fundamentals and true operations of our business. The non-GAAP financial measures presented eliminate one-time deconversion fees and contributions of the current fiscal year acquisition, both items which management believes are not indicative of the Company's operating performance. Such adjustments give investors further insight into our performance. For these reasons, management also uses these non-GAAP financial measures in its assessment and management of the Company's performance.
Any non-GAAP financial measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP measures. Reconciliations of these non-GAAP financial measures to related GAAP measures are included.
Quarterly Conference Call
The company will hold a conference call on February 5, 2020; at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.
About Jack Henry & Associates, Inc.®
Jack Henry (NASDAQ: JKHY) is a leading provider of technology solutions primarily for the financial services industry. We are an S&P 500 company that serves approximately 9,000 clients nationwide through three divisions: Jack Henry Banking® supports banks ranging from community banks to multi-billion-dollar institutions; Symitar® provides industry-leading solutions to credit unions of all sizes; and ProfitStars® offers highly specialized solutions to financial institutions of every asset size, as well as diverse corporate entities outside of the financial services industry. With a heritage that has been dedicated to openness, partnership, and user centricity for more than 40 years, we are well-positioned as a driving market force in future-ready digital solutions and payment processing services. We empower our clients and consumers with the human-centered, tech-forward, and insights-driven solutions that will get them where they want to go. Are you future ready? Additional information is available at www.jackhenry.com.

JKHY Reports Second Quarter Fiscal 2020 Results
February 4, 2020

Statements made in this news release that are not historical facts are "forward-looking statements" within the meaning of the Private securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because forward-looking statements relate to the future, they are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, those discussed in the Company's securities and Exchange Commission filings, including the Company's most recent reports on Form 10-K and Form 10-Q, particularly under the heading "Risk Factors." Any forward-looking statement made in this news release speaks only as of the date of the news release, and the Company expressly disclaims any obligation to publicly update or revise any forward-looking statement, whether because of new information, future events or otherwise.

JKHY Reports Second Quarter Fiscal 2020 Results
February 4, 2020

Condensed Consolidated Statements of Income (Unaudited)
(In Thousands, Except Per Share Data)	Three Months Ended December 31,		% Change	Six Months Ended December 31,		% Change
	2019	2018		2019	2018

REVENUE	$419,119	$386,275	9%	$857,124	$778,818	10%

EXPENSES
Cost of Revenue	249,267	227,284	10%	495,058	447,396	11%
Research & Development	27,187	23,990	13%	51,778	48,016	8%
Selling, General, & Administrative	48,961	46,797	5%	98,396	91,979	7%
Total Expenses	325,415	298,071	9%	645,232	587,391	10%

OPERATING INCOME	93,704	88,204	6%	211,892	191,427	11%

INTEREST INCOME (EXPENSE)
Interest income	346	252	37%	853	542	57%
Interest expense	(156)	(148)	5%	(312)	(295)	6%
Total	190	104	83%	541	247	119%

INCOME BEFORE INCOME TAXES	93,894	88,308	6%	212,433	191,674	11%

PROVISION FOR INCOME TAXES	21,796	20,219	8%	50,965	40,034	27%

NET INCOME	$72,098	$68,089	6%	$161,468	$151,640	6%

Diluted net income per share	$0.94	$0.88		$2.10	$1.96
Diluted weighted average shares outstanding	76,935	77,409		77,001	77,474

Consolidated Balance Sheet Highlights (Unaudited)
(In Thousands)				December 31,		% Change
				2019	2018
Cash and cash equivalents				$72,513	$26,156	177%
Receivables				204,703	184,737	11%
Total assets				2,187,439	1,971,777	11%

Accounts payable and accrued expenses				$127,053	$99,211	28%
Deferred revenue				277,004	255,636	8%
Stockholders' equity				1,486,746	1,391,955	7%